EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-141321, 333-134296, 333-173279, and 333-125362 on Form S-3 and Registration Statement No. 333-142848 on Form S-8 of PICO Holdings, Inc. of our report dated July 1, 2013, related to the statement of net assets available for benefits as of December 31, 2012, appearing in this Annual Report on Form 11-K of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 27, 2014